Exhibit 23.5

Consent of Warranty Week

To Whom it May Concern:

We hereby consent to the use of our information, as properly attributed to us, in the Registration Statement on Form S-4 of The ServiceMaster Company with respect to the following:

1.                                       The statement that the U.S. home warranty segment, including structural home warranties, was approximately $1.5 billion in 2009, as measured by the annual value of premiums paid by customers.

2.                                       The statement that American Home Shield and The First American Corporation are the two largest participants in the U.S. home warranty segment, based on gross premiums paid in 2009.

3.                                       The statement that American Home Shield has 41 percent market segment share and The First American Corporation has 11 percent market segment share.

Submitted by:

/s/ Eric Arnum

Name:  Eric Arnum
Title:  Editor
Warranty Week
10520 66th Rd.
Forest Hills, NY 11375-2179
Tel: 718-896-0367
Email: editor@warrantyweek.com
March 21, 2012